Exhibit 99.1

Pitney Bowes Announces Third Quarter Results for 2010

STAMFORD, Conn.--(BUSINESS WIRE)--November 2, 2010--Pitney Bowes Inc. (NYSE:PBI) today reported third quarter 2010 results.

Revenue for the quarter was $1.3 billion, which was flat to the prior year excluding the impact of foreign currency and declined one percent including the effects of currency. When compared to the third quarter of 2009, revenue benefited from 10 percent increases in both equipment sales and software revenue but was also affected by lower financing, rental and supplies revenue due to lower equipment sales in prior periods. Adjusted earnings per diluted share from continuing operations for the third quarter was $0.55 compared with $0.55 for the prior year. Earnings per diluted share for the quarter on a Generally Accepted Accounting Principles (GAAP) basis was $0.43 compared with $0.50 per diluted share for the prior year. GAAP earnings per diluted share for the quarter included a $0.10 charge for restructuring costs associated with the company’s strategic transformation initiatives and a $0.01 loss associated with discontinued operations. Adjusted earnings per diluted share for the quarter included a three cent per share favorable adjustment related to a leveraged lease portfolio in Canada. This benefit helped offset higher international shipping costs in the mail services segment related to the company’s expansion in the e-commerce parcel space.

Free cash flow for the quarter was $221 million, while on a GAAP basis, the company generated $243 million in cash from operations. Free cash flow benefited from $32 million of cash proceeds from the monetization of an interest rate swap position during the quarter and lower finance receivables. During the quarter, the company used $77 million of cash for dividends and $100 million of cash to buyback 4.7 million of its common shares. Year-to-date, the company has generated $673 million in free cash flow and on a GAAP basis $667 million in cash from operations, which was used primarily to pay dividends, buyback shares, make restructuring payments, and reduce debt.

The company’s results for the quarter are summarized in the table below:

Third Quarter*
Adjusted EPS	$0.55
Restructuring and Asset Impairments	($0.10)
GAAP EPS from Continuing Operations	$0.44
Discontinued Operations	($0.01)
GAAP EPS	$0.43

*The sum of the earnings per share does not equal the totals above due to rounding.

Commenting on the quarter, Chairman, President and CEO Murray D. Martin said, “We are encouraged by the improvement we saw in equipment sales this quarter in our global Mailing and U.S. Production Mail businesses and by the growth in software revenue. Our new Connect+™ web-based mailing system is being very well received by our customers and we expect it to be a key component in driving future mailing equipment sales. Positive equipment sales growth is an important early indicator of improvement in our businesses which serve the SMB market.

“While the economic recovery remains uncertain for some of our smaller customers, we are starting to see some signs of improved business confidence and spending in our customer base, especially among our larger enterprise customers in the U.S. This was evidenced by increased mail volumes processed by our Mail Services business and improved demand for our Software solutions and Production Mail equipment.”

Business Segment Results

The company aggregates its business segments into two groups based on the customers it primarily serves: Small and Medium Business (SMB) Solutions and Enterprise Business Solutions. The SMB Solutions group consists of the company’s global Mailing operations. The Enterprise Business Solutions group includes the company’s global Production Mail, Software, Management Services, Mail Services and Marketing Services operations.

SMB Solutions

	3Q 2010	Y-O-Y Change	Change ex Currency
Revenue	$690 million	(4%)	(3%)
EBIT	$209 million	1%

Within the SMB Solutions Group:
U.S. Mailing

	3Q 2010	Y-O-Y Change	Change ex Currency
Revenue	$462 million	(6%)	(6%)
EBIT	$170 million	(5%)

During the quarter, U.S. Mailing experienced improved sales among its mid-and larger-sized customers, although small business customers remained cautious about spending. Improving conditions among mid and larger-sized customers, plus the availability of the new Connect+ ™ mailing system, resulted in a 5 percent year-over-year increase in equipment sales. This was the first increase in mailing equipment sales in seven quarters. The segment’s overall revenue was affected, as expected, by lower rental and financing revenue as a result of lower sales in prior periods. EBIT margin improved by 50 basis points versus the prior year, benefiting from past and ongoing productivity improvements related to the company’s strategic transformation program; lower credit losses; and recent lease extensions. Lease extensions are designed to enhance customer retention and result in improved profitability.

International Mailing

	3Q 2010	Y-O-Y Change	Change ex Currency
Revenue	$228 million	1%	4%
EBIT	$ 39 million	33%

International Mailing revenue grew both on a reported basis and excluding the impact of foreign currency when compared with the prior year. The segment had double-digit growth for equipment sales during the quarter, driven by the sale of postal rate updates for scales in France. A similar postal rate update occurred in France in the first quarter of 2009. Excluding the impact of the rate change revenue, International Mailing still had high single-digit growth in equipment sales versus the prior year. As in the U.S., financing and rental revenue declined as a result of lower equipment sales in prior periods. EBIT improved versus the prior year in part due to past and ongoing productivity initiatives, as well as the favorable adjustment in a leveraged lease portfolio in Canada. These factors were offset in part by the negative margin impact from lower financing revenue.

Enterprise Business Solutions

	3Q 2010	Y-O-Y Change	Change ex Currency
Revenue	$656 million	2%	3%
EBIT	$ 70 million	1%

Within the Enterprise Business Solutions Group:
Worldwide Production Mail

	3Q 2010	Y-O-Y Change	Change ex Currency
Revenue	$135 million	7%	8%
EBIT	$15 million	33%

During the quarter, increased demand for the company’s high-speed, high integrity inserting systems, especially in the United States, helped drive revenue growth and a higher backlog of customer orders when compared with the prior year. Revenue also benefited from the installation of the first Intellijet™ color production printing system from the company’s technology distribution partnership with HP. EBIT margin improved by 220 basis points propelled by current and ongoing productivity initiatives that increased margin leverage from revenue growth.

Software

	3Q 2010	Y-O-Y Change	Change ex Currency
Revenue	$ 92 million	11%	12%
EBIT	$ 8 million	(3%)

During the quarter, the Software business experienced increased demand for its software solutions, including data management, analytics and CRM. As a result, revenue increased versus the prior year as the company delivered more of these solutions to its customers. The company continued its transition to annuity-based pricing for selected software solutions and plans expansion of its SaaS offerings and recurring revenue streams from term licenses. The company also completed its planned acquisition of Portrait Software plc during the quarter, which will further enhance the company’s analytics and customer communications management capabilities. Excluding related acquisition costs, Software EBIT grew at a double-digit rate and the margin would have improved versus the prior year.

Management Services

	3Q 2010	Y-O-Y Change	Change ex Currency
Revenue	$245 million	(5%)	(4%)
EBIT	$ 24 million	20%

As expected, revenue for the quarter declined as a result of account contractions and terminations in the U.S. over the last 12 months. The company has exited a number of postal facilities management contracts in the U.S. as the postal service realigned its delivery infrastructure. Outside the U.S., where the company principally provides print and customer communication services to enterprise accounts in Europe, revenue declined on lower volumes. Despite lower revenue, EBIT margins continued to improve versus the prior year, in both Europe and the U.S. The margin improvements resulted from the company’s focus on more profitable contracts, ongoing productivity initiatives, and a continued transition to a more variable cost structure.

Mail Services

	3Q 2010	Y-O-Y Change	Change ex Currency
Revenue	$145 million	8%	8%
EBIT	$ 15 million	(34%)

Mail Services continues to process increasing volumes of U.S. domestic presort mail and diversify its mix of mail as it grows its presence in Standard Class mail volumes. Overall volume of mail processed increased from both new and existing customers and was driven in part by the company’s unique nationwide capability to help mailers benefit from the discounts available when properly utilizing the Intelligent Mail Barcode. Presort-related revenue for the quarter grew and the EBIT margin improved.

EBIT for the segment was impacted by increased costs associated with the International Mail Services (IMS) portion of the business. As the company ramps up its participation in the international e-commerce parcel market, higher shipping rates by some of the international carriers are affecting margins. The company is taking action to mitigate these cost increases to improve the margins of the business as volumes grow.

Marketing Services

	3Q 2010	Y-O-Y Change	Change ex Currency
Revenue	$ 40 million	2%	2%
EBIT	$ 9 million	15%

Revenue improved versus the prior year primarily because of increased vendor advertising for the Movers’ Source kits, despite a decline in the number of household moves versus the prior year. EBIT margin improved year-over-year due to ongoing productivity initiatives.

2010 Guidance

This guidance discusses future results which are inherently subject to unforeseen risks and developments. As such, discussions about the business outlook should be read in the context of an uncertain future, as well as the risk factors identified in the safe harbor language at the end of this release.

The company is narrowing its earnings guidance range to reflect the results for the first three quarters of the year and its outlook for the remainder of the year. The global economy and business environment appears to be stabilizing in some areas but still remains uncertain in other areas, such as small business.

The company continues to expect revenue for the year, excluding the impact of foreign currency, will be in the range of flat to a three percent decline when compared with the prior year. The company now expects adjusted EPS from continuing operations for the year to be in the range of $2.15 to $2.22 and GAAP EPS in the range of $1.54 to $1.69. GAAP EPS includes tax charges of $.13 per diluted share related to out-of-the-money stock options; certain capital lease transactions outside the U.S. and the impact of health care legislation enacted in the beginning of the year. GAAP EPS also includes expected restructuring and asset impairment charges in the range of $.40 to $.48 related to the company’s previously announced strategic transformation program.

The company expects to generate free cash flow for 2010 at or above the high end of its stated range of $700 million to $800 million.

The company’s expected earnings results for 2010 are summarized below.

Full Year 2010
Adjusted EPS	$2.15 to $2.22
Restructuring and Asset Impairments	($0.40 to $0.48)
Tax Charges	($0.13)
GAAP EPS from Continuing Operations	$1.54 to $1.69

Mr. Martin concluded, “We are focused on implementing the actions that will help us navigate uncertain business and economic conditions in the near-term, while positioning us for long-term growth in the future. Our strategic transformation program is on track and providing the expected financial benefits as we saw this quarter when we had improving margins for four of our cost of revenue lines on our income statement and improving EBIT margins at five of our seven business segments. We remain focused on streamlining our business operations and creating more flexibility in our cost structure.

“Our investments for the future can be seen in actions during the quarter such as the continued phased launch of our innovative Connect+TM mailing system, and the completion of the acquisition of Portrait plc. We are committed to driving innovation and identifying more opportunities for growth in the future.”

Management of Pitney Bowes will discuss the company’s results in a broadcast over the Internet today at 5:00 p.m. EST. Instructions for listening to the earnings results via the Web are available on the Investor Relations page of the company’s web site at www.pb.com/investorrelations.

Pitney Bowes is a $5.6 billion global leader whose products, services and solutions deliver value within the mailstream and beyond. For more information visit www.pitneybowes.com.

The company's financial results are reported in accordance with generally accepted accounting principles (GAAP). However, earnings per share, income from continuing operations, and free cash flow results are adjusted to exclude the impact of special items such as transformation initiatives, restructuring charges, tax adjustments, accounting adjustments and write downs of assets. Although these charges represent actual expenses to the company, these charges might mask the periodic income and financial and operating trends associated with our business. The use of free cash flow has limitations. GAAP cash flow has the advantage of including all cash available to the company after actual expenditures for all purposes. Free cash flow permits a shareholder insight into the amount of cash that management could have available for other discretionary uses. It adjusts for long-term commitments such as capital expenditures, as well as special items like cash used for restructuring charges, unusual tax payments and contributions to its pension funds. These items use cash that is not otherwise available to the company and are important expenditures. Management compensates for these limitations by using a combination of GAAP cash flow and free cash flow in doing its planning.

EBIT excludes interest payments and taxes, both cash expenses to the company, and as a result, has the effect of showing a greater amount of earnings than net income. The company uses EBIT for purposes of measuring the performance of its management team. The interest rates and tax rates applicable to the company generally are outside the control of management, and it can be useful to judge performance independent of those variables. Financial results on a constant currency basis exclude the impact of changes in foreign currency exchange rates since the prior period under comparison and are calculated using the average of the rates in effect during that period. Constant currency measures are intended to help investors better understand the underlying operational performance of the business excluding the impacts of shifts in currency exchange rates over the intervening period.

Pitney Bowes has provided a quantitative reconciliation to GAAP in supplemental schedules. This information may also be found at the company's web site www.pb.com/investorrelations in the Investor Relations section.

This document contains “forward-looking statements” about our expected or potential future business and financial performance. For us forward-looking statements include, but are not limited to, statements about possible transformation initiatives; restructuring charges; our future revenue and earnings guidance; and other statements about future events or conditions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: the uncertain economic environment, fluctuations in customer demand; mail volumes; foreign currency exchange rates; the outcome of litigations; and changes in postal regulations, as more fully outlined in the company's 2009 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.

Note: Consolidated statements of income; revenue and EBIT by business segment; and reconciliation of GAAP to non-GAAP measures for the three and nine months ended September 30, 2010 and 2009, and consolidated balance sheets at September 30, 2010 and June 30, 2010 are attached.

Pitney Bowes Inc.
Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009 (2)	2010	2009 (2)
Revenue:
Equipment sales	$248,228	$225,759	$718,399	$714,780
Supplies	77,304	83,464	239,635	253,466
Software	95,850	87,295	265,130	254,401
Rentals	151,399	163,711	456,977	487,992
Financing	157,333	171,228	476,712	528,534
Support services	175,844	177,607	531,176	531,200
Business services	439,784	447,756	1,303,183	1,344,493

Total revenue	1,345,742	1,356,820	3,991,212	4,114,866

Costs and expenses:
Cost of equipment sales	115,721	106,326	325,120	331,144
Cost of supplies	23,843	23,785	73,381	68,495
Cost of software	21,191	19,413	61,064	60,480
Cost of rentals	36,277	40,508	107,658	114,372
Financing interest expense	22,189	23,975	65,948	73,865
Cost of support services	111,521	119,034	337,822	356,620
Cost of business services	335,588	335,406	1,003,712	1,033,933
Selling, general and administrative	435,292	435,931	1,304,941	1,317,410
Research and development	38,454	45,052	117,487	138,623
Restructuring charges and asset impairments	33,805	12,845	103,039	12,845
Other interest expense	29,310	27,244	86,172	84,548
Interest income	(393)	(668)	(1,851)	(3,153)

Total costs and expenses	1,202,798	1,188,851	3,584,493	3,589,182

Income from continuing operations before income taxes	142,944	167,969	406,719	525,684

Provision for income taxes	46,880	57,691	155,302	192,375

Income from continuing operations	96,064	110,278	251,417	333,309

(Loss)/gain from discontinued operations, net of income tax	(2,536)	(2,429)	(8,332)	5,296

Net income before attribution of noncontrolling interests	93,528	107,849	243,085	338,605

Less: Preferred stock dividends of subsidiaries
attributable to noncontrolling interests	4,593	4,622	13,730	13,714

Pitney Bowes Inc. net income	$88,935	$103,227	$229,355	$324,891

Amounts attributable to Pitney Bowes Inc.:
Income from continuing operations	$91,471	$105,656	$237,687	$319,595
(Loss)/gain from discontinued operations	(2,536)	(2,429)	(8,332)	5,296

Pitney Bowes Inc. net income	$88,935	$103,227	$229,355	$324,891

Basic earnings per share of common stock attributable to
Pitney Bowes Inc. common stockholders (1):
Continuing operations	$0.44	$0.51	$1.15	$1.55
Discontinued operations	(0.01)	(0.01)	(0.04)	0.03

Net income	$0.43	$0.50	$1.11	$1.57

Diluted earnings per share of common stock attributable to
Pitney Bowes Inc. common stockholders (1):
Continuing operations	$0.44	$0.51	$1.15	$1.54
Discontinued operations	(0.01)	(0.01)	(0.04)	0.03

Net income	$0.43	$0.50	$1.11	$1.57

Average common and potential common
shares outstanding	206,282,026	207,643,504	207,291,482	207,198,120

(1) The sum of the earnings per share amounts may not equal the totals above due to rounding.

(2) Certain prior year amounts have been reclassified to conform to the current year presentation.

Pitney Bowes Inc.
Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands, except per share data)

Assets	09/30/10	06/30/10
Current assets:
Cash and cash equivalents	$386,046	$459,451
Short-term investments	21,351	21,839
Accounts receivable, less allowances:
09/10 $34,865 06/10 $34,565	725,667	710,019
Finance receivables, less allowances:
09/10 $48,366 06/10 $46,195	1,308,821	1,329,000
Inventories	187,875	182,974
Current income taxes	112,719	146,859
Other current assets and prepayments	102,838	99,856

Total current assets	2,845,317	2,949,998

Property, plant and equipment, net	458,766	463,993
Rental property and equipment, net	315,489	322,110
Long-term finance receivables, less allowances:
09/10 $20,511 06/10 $22,921	1,245,798	1,226,406
Investment in leveraged leases	241,125	232,820
Goodwill	2,312,304	2,211,544
Intangible assets, net	304,186	280,829
Non-current income taxes	108,546	107,963
Other assets	484,376	481,404

Total assets	$8,315,907	$8,277,067

Liabilities, noncontrolling interests and stockholders' deficit
Current liabilities:
Accounts payable and accrued liabilities	$1,694,745	$1,661,401
Current income taxes	130,114	139,593
Notes payable and current portion of long-term obligations	135,674	149,082
Advance billings	461,573	465,972

Total current liabilities	2,422,106	2,416,048

Deferred taxes on income	304,765	320,100
Tax uncertainties and other income tax liabilities	546,314	541,332
Long-term debt	4,242,845	4,233,469
Other non-current liabilities	573,447	590,429

Total liabilities	8,089,477	8,101,378

Noncontrolling interests (Preferred stockholders' equity in subsidiaries)	296,370	296,370

Stockholders' deficit:
Cumulative preferred stock, $50 par value, 4% convertible	4	4
Cumulative preference stock, no par value, $2.12 convertible	804	824
Common stock, $1 par value	323,338	323,338
Additional paid-in capital	247,800	244,662
Retained earnings	4,293,549	4,280,409
Accumulated other comprehensive loss	(451,880)	(583,181)
Treasury stock, at cost	(4,483,555)	(4,386,737)

Total Pitney Bowes Inc. stockholders' deficit	(69,940)	(120,681)

Total liabilities, noncontrolling interests and stockholders' deficit	$8,315,907	$8,277,067

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
September 30, 2010
(Unaudited)

(Dollars in thousands)		Three Months Ended September 30,
				%
		2010	2009	Change
	Revenue

	U.S. Mailing	$461,787	$491,036	(6%)
	International Mailing	227,844	224,681	1%
	Small & Medium Business Solutions	689,631	715,717	(4%)

	Production Mail	134,943	126,434	7%
	Software	91,544	82,361	11%
	Management Services	245,113	259,370	(5%)
	Mail Services	144,988	134,042	8%
	Marketing Services	39,523	38,896	2%
	Enterprise Business Solutions	656,111	641,103	2%

	Total revenue	$1,345,742	$1,356,820	(1%)

	EBIT (1)

	U.S. Mailing	$169,871	$178,066	(5%)
	International Mailing	38,931	29,193	33%
	Small & Medium Business Solutions	208,802	207,259	1%

	Production Mail	15,243	11,494	33%
	Software	7,996	8,241	(3%)
	Management Services	23,508	19,517	20%
	Mail Services	15,139	23,024	(34%)
	Marketing Services	8,571	7,448	15%
	Enterprise Business Solutions	70,457	69,724	1%

	Total EBIT	$279,259	$276,983	1%

	Unallocated amounts:
	Interest, net (2)	(51,106)	(50,551)
	Corporate expense	(51,404)	(45,618)
	Restructuring charges and asset impairments	(33,805)	(12,845)

	Income from continuing operations before income taxes	$142,944	$167,969

(1)	Earnings before interest and taxes (EBIT) excludes general corporate expenses and restructuring charges and asset impairments.
(2)	Interest, net includes financing interest expense, other interest expense and interest income.

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
September 30, 2010
(Unaudited)

(Dollars in thousands)		Nine Months Ended September 30,
				%
		2010	2009	Change
	Revenue

	U.S. Mailing	$1,406,464	$1,517,377	(7%)
	International Mailing	678,961	679,893	(0%)
	Small & Medium Business Solutions	2,085,425	2,197,270	(5%)

	Production Mail	380,114	366,000	4%
	Software	251,877	240,559	5%
	Management Services	748,538	789,635	(5%)
	Mail Services (3)	416,245	413,891	1%
	Marketing Services	109,013	107,511	1%
	Enterprise Business Solutions	1,905,787	1,917,596	(1%)

	Total revenue	$3,991,212	$4,114,866	(3%)

	EBIT (1)

	U.S. Mailing	$507,921	$561,232	(9%)
	International Mailing	105,469	87,201	21%
	Small & Medium Business Solutions	613,390	648,433	(5%)

	Production Mail	35,111	26,974	30%
	Software	18,136	16,064	13%
	Management Services	65,781	49,294	33%
	Mail Services (3)	44,813	63,322	(29%)
	Marketing Services	20,430	17,323	18%
	Enterprise Business Solutions	184,271	172,977	7%

	Total EBIT	$797,661	$821,410	(3%)

	Unallocated amounts:
	Interest, net (2)	(150,269)	(155,260)
	Corporate expense	(137,634)	(127,621)
	Restructuring charges and asset impairments	(103,039)	(12,845)

	Income from continuing operations before income taxes	$406,719	$525,684

(1)	Earnings before interest and taxes (EBIT) excludes general corporate expenses and restructuring charges and asset impairments.
(2)	Interest, net includes financing interest expense, other interest expense and interest income.
(3)

The Mail Services segment for the nine month period ended September 30, 2010 includes a one-time out of period adjustment primarily to correct rates used to estimate earned but unbilled revenue for the periods 2007 through first quarter 2010.
The adjustment reduced 2010 year-to-date revenue and EBIT by $21 million and $16 million, respectively. The impact of this adjustment was not material on any individual quarter or year during these periods and is not material to anticipated 2010 results.

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

GAAP income from continuing operations
after income taxes, as reported	$91,471	$105,656	$237,687	$319,595
Restructuring charges and asset impairments	21,630	8,300	67,027	8,300
Tax adjustments	568	216	22,058	12,204
Income from continuing operations
after income taxes, as adjusted	$113,669	$114,172	$326,772	$340,099

GAAP diluted earnings per share from
continuing operations, as reported	$0.44	$0.51	$1.15	$1.54
Restructuring charges and asset impairments	0.10	0.04	0.32	0.04
Tax adjustments	0.00	0.00	0.11	0.06
Diluted earnings per share from continuing
operations, as adjusted	$0.55	$0.55	$1.58	$1.64

GAAP net cash provided by operating activities,
as reported	$243,085	$249,038	$666,887	$732,424
Capital expenditures	(31,538)	(36,319)	(90,177)	(126,509)
Restructuring payments and discontinued operations	23,958	17,647	90,713	66,757
Reserve account deposits	(14,062)	(7,768)	5,405	(6,236)

Free cash flow, as adjusted	$221,443	$222,598	$672,828	$666,436

Note: The sum of the earnings per share amounts may not equal the totals above due to rounding.

CONTACT:
Pitney Bowes Inc.
Editorial
Sheryl Y. Battles, 203-351-6808
VP, Corp. Communications
or
Financial
Charles F. McBride, 203351-6349
VP, Investor Relations
Website – www.pitneybowes.com